UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 17, 2008

SFG FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-13635	13-3208094
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 623, Syosset, New York 11791
(Address of principal executive offices)

Registrant’s telephone number, including area code: (914) 907-4371

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2008, Kenneth A. Lauricella and Paul B. Kravitz were appointed as members of the Board of Directors of SFG Financial Corporation (the “Company”).

Kenneth A. Lauricella, age 43, has been engaged as a private investor, for himself and through his role as trustee and financial advisor for a trust fund, for more than the past five years. In 1993 and 1994, Mr. Lauricella worked for Morgan Stanley & Company in Equity Research, analyzing telecommunications companies, writing research reports, developing financial forecasts and valuation models and communicating with clients. In a prior position, in 1990 and 1991, he worked for Arthur Andersen & Company in information technology. Mr. Lauricella earned a B.S. in Finance in 1987 from Pennsylvania State University. In 1993, he earned an MBA with distinction in Finance from the Babcock Graduate School of Management at Wake Forest University.

Paul B. Kravitz, age 76, is Chairman, a member of the Board of Directors and Chief Executive Officer of Med Gen Inc., a publicly traded company, since 1996. Prior to founding Med Gen, Mr. Kravitz was the President and CEO of AppleTree Companies, Inc., a public company.  Mr. Kravitz retired from AppleTree in 1996. From 1986 until 1992, Mr. Kravitz was the CEO and principal shareholder of The Landon Group, a financial services company. In 1990/1991, Mr. Kravitz was appointed Chairman of the Southeast Bank's Leasing Division, an appointment made by the Federal Deposit Insurance Corporation which was in the process of liquidating that bank. From 1960 until the mid-1980's, Mr. Kravitz was the CEO of several furniture companies (American Furniture Company, Inc., and Furniture Resources International, Inc.  Mr. Kravitz is a graduate of Boston University with a BS Degree.

SIGNATURE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SFG FINANCIAL CORPORATION

	By:	/s/ RALPH BALZANO
Ralph Balzano
Chairman

Dated: March 20, 2008